Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 2005 Equity and Performance Incentive Plan, as Amended of Pinnacle Entertainment, Inc. and the Nonqualified Stock Option Agreement Between Pinnacle Entertainment, Inc., and Anthony Sanfilippo of our report dated June 18, 2010, with respect to the consolidated financial statements and schedule of Pinnacle Entertainment, Inc. for the year ended December 31, 2009, included in its Current Report on Form 8-K filed on June 21, 2010, and our report dated February 26, 2010, with respect to the effectiveness of internal control over financial reporting of Pinnacle Entertainment, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2009, both filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Las Vegas, Nevada
November 23, 2010